Exhibit 10.31

Summary of MeadWestvaco Corporation Long-Term Incentive Plan under 2005 Performance Incentive Plan, as amended

Under the MeadWestvaco Corporation Long-Term Incentive Plan (the “Plan”), which is a part of the 2005 Performance Incentive Plan, the Compensation and Organization Development Committee (the “Committee”) of the Board of Directors annually awarded each executive a long-term incentive award that is payable partially in the form of performance-based prior to 2009, restricted stock units and partially in the form of non-qualified stock options. For 2009 an executive’s long-term award is payable partially in the form of time-based restricted stock units and partially in the form of non-qualified stock options. The size of each executive officer’s long-term incentive award is determined by application of his or her long-term incentive target expressed as a percentage of base salary, which the Committee examines annually to confirm that the target is reasonable when viewed against external competitive market data, peer group and general industry trends, over multiple years.

The Committee generally establishes a three year period for performance-based restricted stock units awarded under the Plan. Performance-based restricted stock unit awards are payable only if designated objectives for key financial and/or operational metrics are met, unless they are reduced at the discretion of the Committee. These objectives for executive officers are set by the Committee, and generally include such targets as Return on Invested Capital (ROIC), Innovation, measured by revenue from new products, Profitable Revenue Growth, and Relative Earnings per Share. Performance-based restricted stock units awards (assuming performance criteria are met) are payable in the third year and are subject to a maximum payout of 200% of target performance with a minimum threshold equal to 50% of target, generally. In the event of below target performance, the Committee shall reduce award values to reflect proportional progress made towards target performance levels; provided that no award shall vest in the event of performance below threshold performance levels. During the vesting period, dividends on unvested restricted stock unit awards are credited to an executive’s award, but are only delivered when and to the extent that the award vests.

Time-based restricted stock units awarded under the plan generally are subject to three-year vesting.

Stock options awarded under the plan generally are subject to a three-year pro rata vesting expiring on the third anniversary of the grant date. While there is no performance-based prerequisite to the vesting of stock options, in the event the market value of the common stock does not appreciate over the exercise price, the options will have no value. The exercise price for stock options is not less than the “fair market value” of the common stock underlying the awards on the grant date. “Fair market value” is defined as the closing price of such common stock as reflected on the New York Stock Exchange on the grant date and is a term and condition of all stock option awards approved by the Committee. No dividend rights attach to non-qualified stock options.